Exhibit 99.2

iMERGENT Announces Appointment of Thomas Scheiner to Board of Directors

OREM, Utah, July 8 /PRNewswire-FirstCall/ -- iMERGENT, Inc. (OTC Bulletin Board:
IMGG - News) announced today that Thomas Scheiner has joined the company's board of directors. Mr. Scheiner has spent over 20 years founding, managing, investing in, and advising technology companies, both in Europe and the United States. He has been a partner at Apax, the large international private equity firm, in Munich, as well as a business strategy consultant at the Boston Consulting
Group. His experience includes such technology sectors as software and telecommunications. Mr. Scheiner holds an MBA with distinction from the Harvard Business School and a PhD from the Vienna School of Economics and Business.

"We are delighted to have a person with Thomas' depth of experience join our board," said Donald Danks, Chairman and CEO of iMERGENT. "Thomas will be of great assistance both with our growth in the US, and, even more importantly, in our systematic approach to moving towards international operations."

"Thomas' high energy and the fact that he has been involved with so many successful companies operating on both sides of the Atlantic make him a wonderful resource for me in managing the business," added Brandon Lewis, President and COO.

"I have had the pleasure of observing closely iMERGENT's growing momentum over the past year, prior to joining the Board," said Mr. Scheiner. "iMERGENT has the combination of a good team, a market-leading product and service offering, and a strong sales and marketing model. I am looking closely at how the model will transfer to specific European markets over time."

About iMERGENT, Inc.

iMERGENT is a leading technology and training company delivering eServices to small business and entrepreneurs. iMERGENT provides eServices to over 100,000 customers annually. iMERGENT enables companies of all sizes to extend their business to the Internet quickly, effectively -- with minimal investment. iMERGENT develops, hosts, licenses, and supports a wide range of Internet applications. iMERGENT, Inc. ( www.imergentinc.com ) is located at 754 Technology Ave., Orem, UT 84097.

Statements  made  in this  press  release  that  are not  historical  in  nature constitute  forward-looking  statements  within the  meaning of the Safe  Harbor
Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMERGENT and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a more detailed discussion of factors that affect iMERGENT's operating results, please refer to its SEC reports including its most recent Form 10-K and Form 10-Q.